                                                                    EXHIBIT 11.1

                              3D SYSTEMS CORPORATION
                      COMPUTATION OF PER SHARE EARNINGS
                    PRIMARY AND FULLY DILUTED COMPUTATION

                                           YEARS ENDED DECEMBER 31,
                                           ------------------------
                                      1994         1995           1996
PRIMARY EARNINGS PER SHARE            ----         ----           ----

Net income                         $4,502,006   $ 8,917,322    $ 4,599,317

Applicable common and common
  stock equivalent shares:
Weighted average number of shares
  of common stock outstanding
  during the period                 9,154,603    10,246,002     11,322,973

Incremental number of shares
  outstanding during the period
  resulting from the assumed
  exercises of stock options and
  warrants                            210,431       461,823        418,662

Weighted average number of shares
  of common stock and common stock
  equivalents during the period     9,365,034    10,707,825     11,741,635

Primary earnings per share         $      .48   $       .83    $       .39

FULLY DILUTED EARNINGS PER SHARE

Net income                         $4,502,006   $ 8,917,322    $ 4,599,317

Applicable common and common
  stock equivalent shares:
Weighted average number of
  shares of common stock
  outstanding during the period     9,154,603    10,246,002     11,322,973

Incremental number of shares
  outstanding during the period
  resulting from the assumed
  exercises of stock options and
  warrants                            229,440       487,533        443,101

Weighted average number of
  shares of common stock and
  common stock equivalents
  outstanding during the
  period                            9,384,043    10,773,535     11,766,074

Fully diluted earnings per
  share                            $      .48   $       .83    $       .39